Exhibit 99.1

Red Rock Resorts Announces Agreement to Acquire Palms Casino Resort

LAS VEGAS—(BUSINESS WIRE)—May 10, 2016—Red Rock Resorts, Inc. (“Red Rock Resorts”, “we” or the “Company”) (NASDAQ: RRR) today announced that Station Casinos LLC has entered into a definitive agreement to acquire the Palms Casino Resort (the “Palms”) in Las Vegas, Nevada for total cash consideration of $312.5 million.

“With the acquisition of the Palms we gain a leading gaming asset in Las Vegas with key strategic benefits in the Las Vegas locals market and close proximity to the Las Vegas Strip,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer of Red Rock Resorts. “With its appeal to both Las Vegas residents and tourists alike, the Palms is a hybrid gaming property that is uniquely positioned to benefit from the strong economic trends in Southern Nevada and record visitation levels in Las Vegas. With our experience owning and operating other hybrid offerings in Las Vegas, it is a compelling strategic addition to our portfolio of properties and we look forward to welcoming the Palms’ team members to our Company.”

“We are very proud of our team members for their hard work, dedication and commitment to guest service and the community,” said Palms Chief Executive Officer Todd Greenberg. “We are extremely excited for all the great opportunities our team members will have with Red Rock Resorts and Station Casinos.”

Factoring in anticipated synergies, the Company estimates that the Palms will generate $35 million in EBITDA during the Company’s first full year of ownership, resulting in an implied multiple of 8.8 times EBITDA for the transaction.  The Company expects the acquisition to be accretive to earnings per share and free cash flow positive in first full year of operations.

Located directly across I-15 from the core of the Las Vegas Strip, Palms features a 95,000-square-foot casino with approximately 1,250 slots and 48 table games, a race and sportsbook, approximately 710 hotel rooms across two towers with 85 suites and 19 penthouses, 599 AAA Four Diamond award-winning condos, 15 fine dining and casual restaurants (including the award-winning N9NE Steakhouse and Nova Italiano), 60,000 square-feet of meeting and convention space, Ghostbar Nightclub, the 2,500 seat Pearl Theater, luxury spa, two acre Palms Pool and year-round Palms Place Pool, and a 14 screen Brenden Theatres & IMAX movieplex.

The transaction is expected to close during the third quarter of 2016, subject to the satisfaction of customary closing conditions, including the receipt of all required gaming approvals and the expiration of the waiting period under the Hart-Scott-Rodino Act.

Milbank, Tweed, Hadley & McCloy LLP served as legal advisor to Red Rock Resorts, Inc. for the transaction.  Macquarie Capital served as financial advisor and Willkie Farr & Gallagher LLP served as legal advisor to FP Holdings L.P. dba Palms Casino Resort.

The Company will discuss the transaction during its scheduled first quarter 2016 earnings conference call on Thursday, May 12 at 4:30 p.m. ET.

About Red Rock Resorts

Red Rock Resorts manages and owns a significant indirect equity interest in Station Casinos LLC (“Station”). Station is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

Forward-Looking Statements

This press release contains “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission(without limitation) statements regarding the transactions contemplated by the agreement to acquire the Palms, our expectations regarding the timing of closing, the potential benefits to be achieved from the acquisition of the Palms, including EBITDA expectations, expectations regarding the Palms being free cash flow positive and accretive to our earnings, expected cost synergies, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon our current beliefs and expectations and involve certain risks and uncertainties, including (without limitation) the possibility that the transaction does not close on the expected terms (or at all), or that we are unable to successfully integrate the Palms with our existing operations, or realize the expected synergies, or that the Palms will be cash flow positive or accretive to our earnings as anticipated. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s registration statement for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

We do not provide a reconciliation of forward-looking non-GAAP financial measures due to our inability to project special charges and certain expenses.

CONTACT:

Red Rock Resorts, Inc.

Daniel Foley

Vice President of Finance & Investor Relations

702-409-5030

or

Lori Nelson

Vice President of Corporate Communications

(702) 495-4248